Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Sara Miller (314-694-5824)
Analysts: Laura Meyer (314-694-8148)
MONSANTO REPORTS THIRD QUARTER FINANCIAL RESULTS; COMPANY REMAINS INNOVATION PARTNER OF CHOICE, SECURING SEVERAL RECENT TECHNOLOGY AND OPERATIONAL AGREEMENTS

•	Company delivers FY16 Q3 as-reported EPS of $1.63, $2.17 on an ongoing EPS basis

•
Full-year FY16 as-reported EPS guidance adjusted to $3.36 to $4.14 to reflect Argentine-related tax matters partially offset by a favorable change in the expected amount and timing of restructuring expense; anticipate being at low ends of as-reported range and ongoing EPS range of $4.40 to $5.10 given increased headwinds in Q3

•	Focus on strategic portfolio management and licensing commitments has led to several recent technology and operational agreements

•
New technologies, platform expansion, financial discipline and balanced capital allocation to drive expected return to growth in EPS in FY17, accelerating to a mid-teens EPS growth rate from FY17 to FY21

ST. LOUIS, June 29, 2016 - Monsanto Company (NYSE: MON) today highlighted progress against several milestones related to the company's long-term growth drivers despite the macro challenges facing global agriculture as it announced its financial results for the third quarter and first nine months of fiscal year 2016. The company continues to operate as the most innovative company in the space as it stays committed to delivering on the integrated solutions strategy that will position it well for the expected rebound within the industry. The company remains uniquely positioned to be the partner of choice for leading agriculture technologies with its commercial capability and R&D leadership, reinforced by several recent technology and operational agreements.

	Third Quarter		Nine Months
($ in millions, except per share amounts)	2016	2015	2016	2015
Net Sales by Segment
Corn seed and traits	$1,592	$1,515	$5,024	$5,355
Soybean seed and traits	693	835	1,913	2,114
Cotton seed and traits	285	371	370	484
Vegetable seeds	196	197	526	559
All other crops seeds and traits	441	275	590	480
TOTAL Seeds and Genomics	$3,207	$3,193	$8,423	$8,992

Agricultural productivity	$982	$1,386	$2,517	$3,654
TOTAL Agricultural Productivity	$982	$1,386	$2,517	$3,654

TOTAL Net Sales	$4,189	$4,579	$10,940	$12,646

Gross Profit	$2,380	$2,736	$5,879	$7,186

Operating Expenses	$1,131	$1,092	$3,239	$3,103
Interest Expense – Net	$86	$78	$281	$219
Other (Income) Expense – Net	$(35)	$10	$160	$19
Net Income Attributable to Monsanto Company	$717	$1,141	$1,527	$2,809

Diluted Earnings per Share	$1.63	$2.39	$3.40	$5.80
Items Affecting Comparability – EPS Impact
Restructuring Charges	0.02	—	0.50	—
Income on Discontinued Operations	—	—	(0.03)	(0.05)
Environmental and Litigation Matters	0.02	0.05	0.04	0.05
SEC Settlement Matters	—	0.07	—	0.07
Argentine-Related Tax Matters	0.50	—	0.49	—
Diluted Earnings per Share from Ongoing Business (For the definition of ongoing EPS, see note 1.)	$2.17	$2.51	$4.40	$5.87
Effective Tax Rate	40%	26%	32%	27%

	Third Quarter		Nine Months
Comparison as a Percent of Net Sales:	2016	2015	2016	2015
Gross profit	57%	60%	54%	57%
Selling, general and administrative expenses	17%	16%	17%	15%
Research and development expenses	9%	8%	10%	9%
Income from continuing operations before income taxes	29%	34%	20%	30%
Net income attributable to Monsanto Company	17%	25%	14%	22%

“Our long-term optimism within agriculture and our business remains,” said Hugh Grant, chairman and chief executive officer. “Our industry is running at a low point in the overall agriculture cycle and we’ve experienced an unforeseen level of challenges affecting our business in fiscal year 2016. Today, however, we anticipate positive resolution on the horizon for several of these challenges, coupled with early signs of recovery in agriculture. With the strategic changes we’ve made to our business, we’re well positioned to further strengthen our leadership role in the agricultural space through financial discipline and steadfast commitment to serving growers with new innovation.”

“While there is no formal update on the Bayer proposal, I have been personally in discussions with Bayer’s management over the last several weeks, along with others regarding alternative strategic options,” added Grant. “We continue to recognize the potential value these types of combinations can create as they accelerate innovation and increase choice for farmers across a broader set of crops, geographies and production practices, while improving the sustainability of agriculture around the world. That is why we remain open and will continue to actively engage in constructive dialogue to pursue value enhancing strategic options.”

Results of Operations

Net sales for the fiscal year 2016 third quarter were $4.2 billion versus $4.6 billion in the prior year period. Gross profit for the quarter decreased to $2.4 billion versus the prior year period of $2.7 billion. For the first nine months of fiscal year 2016, net sales were $10.9 billion versus $12.6 billion in fiscal year 2015. Gross profit for the first nine months of fiscal year 2016 was $5.9 billion versus $7.2 billion in the prior year period.

Selling, general and administrative costs were $729 million, and research and development expenses were $387 million for the third quarter of fiscal year 2016.

The company's fiscal year 2016 third quarter EPS on an as-reported basis was $1.63. EPS on an ongoing basis was $2.17, which excludes $0.54 for restructuring charges, environmental and litigation matters and a net charge of $219 million for tax matters related to the Argentina business. EPS performance for the quarter versus the prior year period was negatively affected by the absence of the Scott’s licensing agreement, glyphosate pricing declines, Roundup Ready 2 Xtend® launch delay costs and lower soybean volume due to the delay, and India cotton pricing regulations. These factors were partly offset by the positive impact of share repurchases and increased row crop licensing gross profit.

The Argentina-related tax matters refer primarily to a valuation allowance against the company's deferred tax assets and are primarily driven by a recent history of cumulative losses in its Argentine subsidiary. With growth in the business, the company would expect to see this allowance reversed partially, or in full, over time.

EPS for the first nine months of fiscal year 2016 was $3.40 on an as-reported basis and $4.40 on an ongoing basis. (For a reconciliation of EPS to ongoing EPS see note 1).

Reinforcing its position as the partner of choice for the industry, Monsanto has delivered on significant strategic portfolio management and licensing commitments in fiscal year 2016 through several distinct technology and operating agreements in the last several months. The company expects approximately $210 million of the approximately $370 million of EBIT benefit from licensing and strategic deals in fiscal year 2016 to be reflected in gross profit, with the remainder expected to be recorded in other income. Monsanto has a long history of collaborations, partnerships and licensing arrangements, and the company will continue to evaluate additional opportunities to realize returns on its pipeline of innovation and create focus in its portfolio.

Cash Flow

For the first nine months of fiscal year 2016, net cash provided by operating activities was $415 million, compared with net cash required by operating activities of $30 million in the first nine months last year. Net cash required by investing activities for the first nine months of fiscal year 2016 was $639 million, compared to $759 million for the same period of fiscal year 2015. Net cash required by financing activities for the first nine months of fiscal year 2016 was $2.2 billion, compared to net cash required of $143 million for the same period of fiscal year 2015. Free cash flow was a use of $224 million for the first nine months of fiscal year 2016, compared to a use of $789 million for the same period of fiscal year 2015, reflecting strong working capital management. (For a reconciliation of free cash flow, see note 1).

Fiscal Year 2016 Outlook

The company has resolved, or is seeing signs of positive resolution, for several of the headwinds it has been tracking. This includes the expected 18-month extension of the existing authorization for glyphosate use by the E.U. Commission and the anticipated near-term receipt of the E.U. approval for the Roundup Ready 2 Xtend® stacked trait, as well as Argentina’s recently announced interim policy that supports mandatory testing as well as its intention to seek a long-term solution that will support investment. Despite this, the fiscal year 2016 full-year as-reported EPS guidance range has been adjusted to reflect the Argentina-related tax matters and a favorable change in the expected amount and timing of restructuring expense, and is now expected to be at the low end of the $3.36 to $4.14 adjusted range. The company also expects to be at the low end of its ongoing EPS full-year guidance range of $4.40 to $5.10. Monsanto’s as-reported and ongoing guidance incorporates the anticipated continuation of several global and industry headwinds, including approximately $0.85 expected related to currency.

Net cash provided by operating activities is expected to be $2.2 billion to $2.6 billion, and net cash required by investing activities to be approximately $900 million to $1.1 billion for fiscal year 2016. Consistent with its updated earnings projections and based on the possible slight delay in the closing timing on the sale of the precision ag equipment business to John Deere, the company has adjusted its full-year free cash flow projections for fiscal year 2016 to $1.3 billion to $1.5 billion. (For a reconciliation of free cash flow, see note 1).

With the revised earnings outlook, the company expects gross profit growth from its core Seeds and Genomics segment to be down just under five percent for the full fiscal year. Exclusive of estimated currency headwinds of roughly $350 million, Seeds and Genomics segment gross profit is estimated to be flat to up slightly. This is driven primarily by the recent alfalfa licensing deal with Forage Genetics, increased Intacta RR2 PRO™ soybean adoption and global corn volume expansion. Agricultural Productivity segment gross profit is trending to the lower end of the $900 million to $1.1 billion range for fiscal year 2016.

The company remains on-track to deliver $165 million to $210 million in savings from its restructuring actions in fiscal year 2016, primarily benefiting operating expenses. These savings, combined with spending discipline and currency benefits, contribute to the company's expectation that operating spend will be down slightly for the full fiscal year, before estimated restructuring charges and environmental and litigation matters. This expectation also is inclusive of increased investment in new platforms. Other expense, net is expected to be relatively flat year-over-year as the nearly $180 million devaluation of the Argentine peso is being offset by sales of non-core assets of approximately $170 million.

Fiscal Year 2017 and Beyond Outlook

Looking ahead to fiscal year 2017, assuming relatively stable currencies, the company expects a return to growth in EPS. Monsanto’s core business is expected to continue to drive the near-term growth opportunity, including the expected continued rapid adoption of the company’s latest soybean technologies, the durability of its global corn platform, continued financial discipline and an improved cost of goods outlook for corn and soybeans. From a year-over-year perspective, growth in fiscal year 2017 is expected to be partially offset by declines in glyphosate pricing, particularly in the first half of fiscal year 2017, by a lower level of non-core licensing deals, as well as by a slight increase in spend with inflation and expected increases in commissions and incentives. The company also expects a more normalized effective tax rate for the coming fiscal year.

Beyond fiscal year 2017, the opportunity is expected to accelerate with streamlined operations and portfolio advantages anticipated to drive Monsanto’s multilayered growth into 2021. This includes an expected target of mid-teens compounded annual EPS growth rate from the end of fiscal year 2017 to fiscal year 2021.

Seeds and Genomics Segment Detail

($ in millions)	Net Sales				Gross Profit(A)
	Third Quarter		Nine Months		Third Quarter		Nine Months
Seeds and Genomics	2016	2015	2016	2015	2016	2015	2016	2015
Corn seed and traits	$1,592	$1,515	$5,024	$5,355	$976	$947	$3,063	$3,349
Soybean seed and traits	693	835	1,913	2,114	391	528	1,220	1,413
Cotton seed and traits	285	371	370	484	205	292	248	370
Vegetable seeds	196	197	526	559	108	87	244	245
All other crops seeds and traits	441	275	590	480	369	201	430	296
TOTAL Seeds and Genomics	$3,207	$3,193	$8,423	$8,992	$2,049	$2,055	$5,205	$5,673
(A) For the three months ended May 31, 2016, $1 million of restructuring charges in cost of goods sold was recorded to the Seeds and Genomics segment. For the nine months ended May 31, 2016, Seeds and Genomics gross profit includes restructuring charge totaling $53 million related to certain asset impairment charges, primarily in the corn business, which is included in cost of goods sold.

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	Third Quarter		Nine Months
Seeds and Genomics	2016	2015	2016	2015
EBIT (For a reconciliation of EBIT, see note 1.)(A)	$1,094	$1,113	$2,258	$2,979
Unusual Items Affecting EBIT:
Restructuring Charges	(14)	—	(312)	—
(A) EBIT is defined as earnings before interest and taxes. Interest and taxes are recorded on a total company basis. We do not record these items at the segment level.

The Seeds and Genomics segment consists of the global seeds and related traits business, biotechnology platforms and digital agriculture.

Net sales for the Seeds and Genomics segment in the first nine months of fiscal 2016 were $8.4 billion, with segment sales for the third quarter reaching $3.2 billion.

Through continued new corn hybrid portfolio introductions across key corn growing regions, as well several late stage technologies that have licensing and launch opportunities in the near term, Monsanto’s largest crop platform remains strong. This is illustrated by the expectation that the company held or grew its global genetic share in fiscal year 2016.

The company also expects to grow its corn genetic share in the United States in fiscal year 2016, with this year marking the second-highest year of U.S. corn sales volume in the history of the company. In Brazil, where Monsanto grew share in the first season of the year, the company expects acres planted to corn will increase in the mid-single digits for the upcoming season and that the ramp up of VT Triple PRO® corn will continue as farmers trade up to better insect control. In Argentina, the company’s corn share remains above 50 percent in a region where acres declined significantly versus the prior year. With an expected lift in commodity prices and reduction in export taxes, the outlook is that corn acres in Argentina could increase more than 20 percent for the upcoming season. Finally, in Europe, with an estimated eight points of share gain in the past eight years, the company looks forward to continuing to be the fastest-growing corn seed brand in the region.

In soybeans, the company plans to build off the 35 million acres of Intacta RR2 PRO™ soybeans that were planted across South America in fiscal year 2016 as it targets to grow that number to 45 million to 55 million acres in fiscal year 2017 on the way to its full 100 million acre opportunity. Demand for Roundup Ready 2 Xtend® soybeans also remains strong as the company continues to await the E.U. stack trait approval. Despite repeated delays, Monsanto remains optimistic that it will receive the stack approval from the E.U. shortly, placing the company in a strong position to supply roughly 15 million acres when the selling season arrives in the fall.

Now in its second year of launch, the company expects Bollgard II® XtendFlex® cotton to have reached approximately three million acres in the United States this year, representing an approximate four-fold increase over last fiscal year. The company expects these new varieties will drive continued branded share gains on the order of three or more points this fiscal year, which builds on the three point share gain achieved in fiscal year 2015.

Monsanto also continues to make strong progress across its Climate FieldView™ platform, reaching more than 13 million paid acres in fiscal year 2016 and a target of 25 million paid acres in fiscal year 2017. The step-up in paid acres this year builds from the total platform footprint for the technology that is above its target at more than 92 million acres, with more than 75 percent of those platform acres with growers who are monthly active users of Climate’s digital tools. In addition to strong product adoption as an endorsement of the platform, recent farmer survey results indicate that growers now identify Climate FieldView™ as the number one digital agriculture brand in the industry. Global expansion of Climate FieldView™ is on track, with a pre-launch planned in Brazil this fall and a launch in Eastern Canada planned in the spring of 2017.

Agricultural Productivity Segment Detail

($ in millions)	Net Sales				Gross Profit
	Third Quarter		Nine Months		Third Quarter		Nine Months
	2016	2015	2016	2015	2016	2015	2016	2015
Agricultural productivity	$982	$1,386	$2,517	$3,654	$331	$681	$674	$1,513
TOTAL Agricultural Productivity	$982	$1,386	$2,517	$3,654	$331	$681	$674	$1,513

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	Third Quarter		Nine Months
Agricultural Productivity	2016	2015	2016	2015
EBIT (For a reconciliation of EBIT, see note 1.)(A)	$187	$494	$253	$1,098
Unusual Item Affecting EBIT:
Discontinued Operations	—	—	24	37
Restructuring Charges	(2)	—	(31)	—
Environmental and Litigation Matters	(16)	(40)	(28)	(40)
SEC Settlement Matters	—	(35)	4	(35)
(A) EBIT is defined as earnings before interest and taxes. Interest and taxes are recorded on a total company basis. We do not record these items at the segment level.

The Agricultural Productivity segment consists of the crop protection products and lawn-and-garden herbicide products.

Net sales for the Agricultural Productivity segment in the first nine months of fiscal 2016 were $2.5 billion, with segment sales for the third quarter reaching $982 million. Year-over-year, gross profit margins declined due to lower Roundup pricing and the absence of the $274 million licensing deal with Scotts.

For the full year, the company continues to expect to sell a higher ratio of branded volume, as compared to the prior fiscal year. However, the company continues to expect full-year volumes to be below its roughly 300 million gallons of capacity.

Webcast Information
In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. central time (9:30 a.m. eastern time) today. The call will focus on these results and future expectations, discussion of strategic initiatives, product performance and other matters related to the company’s business.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company's website at www.monsanto.com/investors or http://edge.media-server.com/m/p/i5sbtj4o. Visitors may need to download Windows Media Player™ prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto website for three weeks. Monsanto publishes details on upcoming webcasts on this website in both the Presentation and Financial Reports section and the Calendar of Events section. Investors should look to this site as the source of information on future investor conference webcasts. The site includes a calendar of upcoming investor events, details on accessing scheduled webcasts and information from previous investor events.

About Monsanto Company
Monsanto is committed to bringing a broad range of solutions to help nourish our growing world. We produce seeds for fruits, vegetables and key crops - such as corn, soybeans, and cotton - that help farmers have better harvests while using water and other important resources more efficiently. We work to find sustainable solutions for soil health, help farmers use data to improve farming practices and conserve natural resources, and provide crop protection products to minimize damage from pests and disease. Through programs and partnerships, we collaborate with farmers, researchers, nonprofit organizations, universities and others to help tackle some of the world’s biggest challenges. To learn more about Monsanto, our commitments and our more than 20,000 dedicated employees, please visit: discover.monsanto.com and monsanto.com. Follow our business on Twitter® at twitter.com/MonsantoCo, on the company blog, Beyond the Rows® at monsantoblog.com or subscribe to our News Release RSS Feed.

Cautionary Statements Regarding Forward-Looking Information:
Certain statements contained in this release are “forward-looking statements,” such as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company's exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public understanding and acceptance of our biotechnology and other agricultural products; the success of the company’s research and development activities; the outcomes of major lawsuits; developments related to foreign currencies and economies; the impact of exploring, responding to, entering into or consummating potential acquisitions or other transactions and proposals; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company's estimates related to distribution inventory levels; the recent increases in and expected higher levels of indebtedness; the company's ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters, accidents, and security breaches, including cybersecurity incidents, on the agriculture business or the company’s facilities; and other risks and factors detailed in the company's most recent periodic report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Important Information:
This document is not an offer to purchase or a solicitation of an offer to sell shares of Monsanto common stock. If Bayer or one of its affiliates commences a tender offer for shares of Monsanto common stock, Monsanto will file with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9. MONSANTO SHAREOWNERS ARE ADVISED TO READ MONSANTO'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IF AND WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY DECISION WITH RESPECT TO ANY TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareowners may obtain a copy of the Solicitation/Recommendation Statement on Schedule 14D-9 (if and when it becomes available), as well as any other documents filed by Monsanto in connection with any tender offer by Bayer or one of its affiliates, free of charge at the SEC’s website at www.sec.gov.  In addition, investors and security holders will be able to obtain free copies of these documents from Monsanto by directing a request to Corporate Secretary, Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, or by calling (314) 694-8148.

Notes to editors: Monsanto and the Vine Design, Beyond the Rows, Intacta RR2 PRO, Roundup Ready 2 Xtend, Bollgard II XtendFlex, VT Triple PRO and Fieldview are trademarks of Monsanto Company and its wholly-owned subsidiaries. All other trademarks are the property of their respective owners.

-oOo-

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Operations	Three Months Ended		Nine Months Ended
	May 31, 2016	May 31, 2015	May 31, 2016	May 31, 2015
Net Sales	$4,189	$4,579	$10,940	$12,646
Cost of goods sold	1,809	1,843	5,061	5,460
Gross Profit	2,380	2,736	5,879	7,186
Operating Expenses:
Selling, general and administrative expenses	729	718	1,858	1,945
Research and development expenses	387	374	1,091	1,158
Restructuring charges	15	—	290	—
Total Operating Expenses	1,131	1,092	3,239	3,103
Income from Operations	1,249	1,644	2,640	4,083
Interest expense	100	96	332	303
Interest income	(14)	(18)	(51)	(84)
Other (income) expense, net	(35)	10	160	19
Income from Continuing Operations Before Income Taxes	1,198	1,556	2,199	3,845
Income tax provision	483	401	696	1,051
Income from Continuing Operations Including Portion Attributable to Noncontrolling Interest	$715	$1,155	$1,503	$2,794
Discontinued Operations:
Income from operations of discontinued business	—	—	24	37
Income tax provision	—	—	9	14
Income from Discontinued Operations	—	—	15	23
Net Income	$715	$1,155	$1,518	$2,817
Less: Net (loss) income attributable to noncontrolling interest	(2)	14	(9)	8
Net Income Attributable to Monsanto Company	$717	$1,141	$1,527	$2,809

Basic Earnings per Share Attributable to Monsanto Company:
Income from continuing operations	$1.64	$2.41	$3.40	$5.81
Income from discontinued operations	—	—	0.03	0.05
Net Income Attributable to Monsanto Company	$1.64	$2.41	$3.43	$5.86

Diluted Earnings per Share Attributable to Monsanto Company:
Income from continuing operations	$1.63	$2.39	$3.37	$5.75
Income from discontinued operations	—	—	0.03	0.05
Net Income Attributable to Monsanto Company	$1.63	$2.39	$3.40	$5.80

Weighted Average Shares Outstanding:
Basic	437.1	472.8	444.2	479.5
Diluted	440.3	477.2	448.2	484.3

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Statements of Consolidated Financial Position	As of	As of
	May 31, 2016	Aug. 31, 2015
Assets
Current Assets:
Cash and cash equivalents (variable interest entity restricted - 2016: $61 and 2015: $112)	$1,205	$3,701
Short-term investments	11	47
Trade receivables, net (variable interest entity restricted - 2016: $55 and 2015: $0)	3,185	1,636
Miscellaneous receivables	744	803
Deferred tax assets	—	743
Inventory, net	3,370	3,496
Assets held for sale	287	7
Other current assets	270	192
Total Current Assets	9,072	10,625
Property, Plant and Equipment, Net (variable interest entity restricted - 2016: $1 and 2015: $2)	4,994	4,973
Goodwill	4,003	4,061
Other Intangible Assets, Net	1,151	1,332
Noncurrent Deferred Tax Assets	451	277
Long-Term Receivables, Net	156	42
Other Assets	518	610
Total Assets	$20,345	$21,920
Liabilities and Shareowners’ Equity
Current Liabilities:
Short-term debt, including current portion of long-term debt (variable interest entity restricted - 2016: $99 and 2015: $0)	$2,557	$615
Accounts payable (variable interest entity restricted - 2016: $0 and 2015: $6)	620	836
Income taxes payable	173	234
Accrued compensation and benefits (variable interest entity restricted - 2016: $3 and 2015: $2)	202	304
Accrued marketing programs	1,093	1,492
Deferred revenue	432	370
Grower production accruals	60	39
Dividends payable	—	254
Customer payable	53	72
Restructuring reserves	184	170
Miscellaneous short-term accruals (variable interest entity restricted - 2016: $10 and 2015: $7)	823	791
Total Current Liabilities	6,197	5,177
Long-Term Debt (variable interest entity restricted - 2016: $0 and 2015: $96)	7,948	8,429
Postretirement Liabilities	337	336
Long-Term Deferred Revenue	40	47
Noncurrent Deferred Tax Liabilities	76	340
Long-Term Portion of Environmental and Litigation Liabilities	191	194
Long-Term Restructuring Reserves	123	47
Other Liabilities	319	345
Monsanto Shareowners’ Equity	5,110	6,990
Noncontrolling Interest	4	15
Total Shareowners’ Equity	5,114	7,005
Total Liabilities and Shareowners’ Equity	$20,345	$21,920

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Statements of Consolidated Cash Flows	Nine Months Ended
	May 31, 2016	May 31, 2015
Operating Activities:
Net Income	$1,518	$2,817
Adjustments to reconcile cash provided by operating activities:
Items that did not require (provide) cash:
Depreciation and amortization	542	538
Bad-debt expense	81	40
Stock-based compensation expense	88	91
Excess tax benefits from stock-based compensation	(13)	(40)
Deferred income taxes	168	(95)
Restructuring impairments	119	—
Equity affiliate expense, net	6	4
Net gain on sale of a business or other assets	(31)	(3)
Other items	141	107
Changes in assets and liabilities that (required) provided cash, net of acquisitions:
Trade receivables, net	(1,772)	(2,200)
Inventory, net	(6)	(413)
Deferred revenue	78	24
Accounts payable and other accrued liabilities	(588)	(423)
Restructuring, net	90	—
Pension contributions	(47)	(23)
Other items, net	41	(454)
Net Cash Provided (Required) by Operating Activities	415	(30)
Cash Flows Provided (Required) by Investing Activities:
Purchases of short-term investments	—	(28)
Maturities of short-term investments	35	40
Capital expenditures	(666)	(701)
Acquisition of businesses, net of cash acquired	(2)	(8)
Purchases of long-term debt and equity securities	—	(30)
Technology and other investments	(43)	(37)
Other investments and property disposal proceeds	37	5
Net Cash Required by Investing Activities	(639)	(759)
Cash Flows Provided (Required) by Financing Activities:
Net change in financing with less than 90-day maturities	1,942	15
Short-term debt proceeds	46	20
Short-term debt reductions	(252)	(36)
Long-term debt proceeds	9	1,171
Long-term debt reductions	(305)	(7)
Debt issuance costs	—	(12)
Treasury stock purchases	(3,001)	(705)
Stock option exercises	66	131
Excess tax benefits from stock-based compensation	13	40
Tax withholding on restricted stock and restricted stock units	(22)	(31)
Dividend payments	(727)	(709)
Payments to noncontrolling interests	(2)	(20)
Net Cash Required by Financing Activities	(2,233)	(143)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(39)	(256)
Net Decrease in Cash and Cash Equivalents	(2,496)	(1,188)
Cash and Cash Equivalents at Beginning of Period	3,701	2,367
Cash and Cash Equivalents at End of Period	$1,205	$1,179

Monsanto Company
Non-GAAP Financial Information
(Dollars in millions, except per share amounts)
Unaudited

1.
This press release uses the non-GAAP financial measures of gross profit, operating expenses, net (loss) income attributable to Monsanto Company and diluted earnings per share (EPS), each on an ongoing basis (collectively, “Ongoing Financial Measures”), and EBIT and free cash flow.  These measures are intended to supplement investor’s understanding of our operating performance and liquidity. They are different from and not intended to replace gross profit, operating expenses, net income (loss) attributable to Monsanto Company, diluted EPS, cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP financial measures may not be comparable to similar measures used by other companies.

Our Ongoing Financial Measures exclude certain items that we do not consider part of ongoing operations. We believe that our Ongoing Financial Measures presented with these adjustments are useful to investors as they best reflect our ongoing performance and business operations during the periods presented and are also useful to investors for comparative purposes.  In addition, management uses the Ongoing Financial Measures as a guide in its budgeting and long-range planning processes, and the ongoing EPS financial measure is used as a guide in determining incentive compensation.

EBIT is defined as earnings (loss) before interest and taxes. Earnings (loss) is intended to mean net income (loss) attributable to Monsanto as presented in the Statements of Consolidated Operations under GAAP. EBIT is an operating performance measure for our two business segments. We believe that EBIT is useful to investors and management to demonstrate the operational profitability of our segments by excluding interest and taxes, which are generally accounted for across the entire company on a consolidated basis. EBIT is also one of the measures used by management to determine resource allocations within the company.

We define free cash flow as the total of net cash provided or required by operating activities and net cash provided or required by investing activities. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of the ability of our business to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to our shareowners through dividend payments or share repurchases. Free cash flow is also used as one of the performance measures in determining incentive compensation.

The following tables reconcile those measures to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of GAAP As Reported to Selected Non-GAAP Financial Measures:

	Three Months Ended
	May 31, 2016
	GAAP As Reported	Adjustments(A)	Ongoing Basis
Net Sales	$4,189	$—	$4,189
Gross Profit	2,380	1	2,381
Operating Expenses(B)	1,131	(31)	1,100
Net Income Attributable to Monsanto Company	717	238	955
Diluted Earnings per Share	1.63	0.54	2.17

	Nine Months Ended
	May 31, 2016
	GAAP As Reported	Adjustments(A)	Ongoing Basis
Net Sales	$10,940	$—	$10,940
Gross Profit	5,879	53	5,932
Operating Expenses(B)	3,239	(314)	2,925
Net Income Attributable to Monsanto Company	1,527	444	1,971
Diluted Earnings per Share	3.40	1.00	4.40

(A) In the three months and nine months ended May 31, 2016, select GAAP measures have been adjusted to an ongoing basis by eliminating the impact of restructuring charges, environmental and litigation matters, SEC settlement matters, Argentine-related tax matters and income on discontinued operations. See separate reconciliations of each measure below.

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Fiscal third quarter 2016 included a pretax restructuring charge totaling $16 million ($0.04 a share), or after-tax $9 million ($0.02 a share), of which $15 million related to certain asset impairment charges and $1 million related to various other operating charges. The nine months ended May 31, 2016, included a pretax restructuring charge totaling $343 million ($0.76 a share), or after-tax $225 million ($0.50 a share), of which $119 million related to certain asset impairment charges and $224 million related to various other operating charges. For the three months ended May 31, 2016, expenses of $1 million and $15 million are included in cost of goods sold and restructuring charges, respectively. For the nine months ended May 31, 2016, expenses of $53 million and $290 million are included in cost of goods sold and restructuring charges, respectively.

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Fiscal third quarter 2016 included pretax charges of $16 million ($0.03 a share), or after-tax $10 million ($0.02 a share), for legacy litigation matters arising under indemnities from the 2000 Pharmacia Separation Agreement. The nine months ended May 31, 2016, included pretax charges of $28 million ($0.06 a share), or after-tax $17 million ($0.04 a share), for legacy litigation matters. The pretax charges in the three and nine months ended May 31, 2016, were recorded in selling, general and administrative expenses.

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The nine months ended May 31, 2016, included pretax income of $4 million in selling, general and administrative expenses in connection with the previously disclosed SEC action. This income had less than a $0.01 effect on diluted earnings per share.

•
Fiscal third quarter 2016 included a net tax charge of $219 million, or $0.50 a share. The nine months ended May 31, 2016, included a net tax charge of $219 million, or $0.49 a share. Due to losses generated in Argentina in the current year as well as recent uncertainties around the Argentina business, the company evaluated the recoverability of various items on the Statement of Consolidated Financial Position related to the Argentina business and determined an allowance against certain assets was necessary, which resulted in the net charge to tax expense.

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The company reports annual earn-out payments received as a result of the 2008 divestment of the Dairy Business as discontinued operations. The nine months ended May 31, 2016, included pretax income on discontinued operations of $24 million ($0.05 a share), or after-tax $15 million ($0.03 a share).

(B)Operating expenses include selling, general and administrative expenses, research and development expenses, and restructuring charges.

	Three Months Ended
	May 31, 2015
	GAAP As Reported	Adjustments(A)	Ongoing Basis
Net Sales	$4,579	$—	$4,579
Gross Profit	2,736	—	2,736
Operating Expenses(B)	1,092	(75)	1,017
Net Income Attributable to Monsanto Company	1,141	60	1,201
Diluted Earnings per Share	2.39	0.12	2.51

	Nine Months Ended
	May 31, 2015
	GAAP As Reported	Adjustments(A)	Ongoing Basis
Net Sales	$12,646	$—	$12,646
Gross Profit	7,186	—	7,186
Operating Expense(B)	3,103	(75)	3,028
Net Income Attributable to Monsanto Company	2,809	37	2,846
Diluted Earnings per Share	5.80	0.07	5.87
(A) In the three months and nine months ended May 31, 2015, select GAAP measures have been adjusted to an ongoing basis by eliminating the impact of environmental and litigation matters, SEC settlement matters, and income on discontinued operations.

•
The three and nine months ended May 31, 2015, included pretax charges of $40 million ($0.08 a share), or after-tax $25 million ($0.05 a share), for legacy litigation matters arising under indemnities from the 2000 Pharmacia Separation Agreement. The pretax charges in both periods were recorded in selling, general and administrative expenses.

•
The three and nine months ended May 31, 2015, included charges of $35 million, or $0.07 a share, which was not tax deductible, in selling, general and administrative expenses in connection with the previously disclosed SEC action.

•
The company reports annual earn-out payments received as a result of the 2008 divestment of the Dairy Business as discontinued operations. The nine months ended May 31, 2015 included pretax income on discontinued operations of $37 million ($0.08 a share), or after-tax $23 million ($0.05 a share).

(B)Operating expenses include selling, general and administrative and research and development expenses.

Reconciliation of EBIT to Net Income: EBIT is defined as earnings before interest and taxes. Earnings is intended to mean net income attributable to Monsanto Company as presented in the Statements of Consolidated Operations under GAAP. The following table reconciles EBIT to the most directly comparable financial measure, which is net income attributable to Monsanto Company.

	Three Months Ended		Nine Months Ended
(in millions)	May 31, 2016	May 31, 2015	May 31, 2016	May 31, 2015
EBIT – Seeds and Genomics Segment	$1,094	$1,113	$2,258	$2,979
EBIT – Agricultural Productivity Segment	187	494	253	1,098
EBIT– Total	1,281	1,607	2,511	4,077
Interest Expense – Net	86	78	281	219
Income Tax Provision(A)	478	388	703	1,049
Net Income Attributable to Monsanto Company	$717	$1,141	$1,527	$2,809
(A) Includes the income tax provision from continuing operations, the income tax benefit on noncontrolling interest, and the income tax provision on discontinued operations.

Reconciliation of EPS to Ongoing EPS:  Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Fiscal Year 2016	Three Months Ended		Nine Months Ended
	Guidance	May 31, 2016	May 31, 2015	May 31, 2016	May 31, 2015
Diluted Earnings per Share	$3.36-$4.14	$1.63	$2.39	$3.40	$5.80
Restructuring Charges(A)	$0.47-$0.51	0.02	—	0.50	—
Environmental and Litigation Matters(B)	$0.04	0.02	0.05	0.04	0.05
SEC Settlement Matters(C)	—	—	0.07	—	0.07
Argentine-Related Tax Matters(D)	$0.48-$0.52	0.50	—	0.49	—
Income from Discontinued Operations(E)	($0.03)	—	—	(0.03)	(0.05)
Diluted Earnings per Share from Ongoing Business	$4.40-$5.10	$2.17	$2.51	$4.40	$5.87
(A)The three and nine months ended May 31, 2016, above represent pretax restructuring charges per share totaling $0.04 a share and $0.76 a share, respectively. The fiscal year 2016 guidance above represents pretax restructuring charges of $0.72 to $0.78 a share.
(B)The three and nine months ended May 31, 2016, above represent pretax environmental and litigation matters charges per share totaling $0.03 a share and $0.06 a share, respectively. The three and nine months ended May 31, 2015 above represent pretax environmental and litigation matters charges per share totaling $0.08 a share. The fiscal year 2016 guidance above represents pretax environmental and litigation matters charges per share of $0.06.
(C)The nine months ended May 31, 2016, included pretax income in selling, general and administrative expenses in connection with the previously disclosed SEC action. This income had less than a $0.01 effect on diluted earnings per share. The three and nine months ended May 31, 2015, included charges of $0.07 a share, which is not tax deductible, in selling, general and administrative expenses in connection with the previously disclosed SEC action.
(D)Item is a net charge against tax expense.
(E)The nine months ended May 31, 2016, and May 31, 2015, above represent pretax income from discontinued operations per share totaling $0.05 a share and $0.08 a share, respectively. The fiscal year 2016 guidance above represents pretax income from discontinued operations per share of $0.05.

Reconciliation of Gross Profit to Ongoing Gross Profit:  Ongoing gross profit is calculated excluding certain pre-tax items which Monsanto does not consider part of ongoing operations.

	Three Months Ended		Nine Months Ended
(in millions)	May 31, 2016	May 31, 2015	May 31, 2016	May 31, 2015
Gross Profit – Seeds and Genomics Segment	$2,049	$2,055	$5,205	$5,673
Gross Profit – Agricultural Productivity Segment	331	681	674	1,513
Gross Profit– Total	2,380	2,736	5,879	7,186
Restructuring Charges	1	—	53	—
Ongoing Gross Profit	$2,381	$2,736	$5,932	$7,186

Reconciliation of Operating Expenses to Ongoing Operating Expenses:  Ongoing operating expenses is calculated excluding certain pre-tax items which Monsanto does not consider part of ongoing operations.

	Three Months Ended		Nine Months Ended
(in millions)	May 31, 2016	May 31, 2015	May 31, 2016	May 31, 2015
Operating Expenses	$1,131	$1,092	$3,239	$3,103
Restructuring Charges	(15)	—	(290)	—
Environmental and Litigation Matters	(16)	(40)	(28)	(40)
SEC Settlement Matters	—	(35)	4	(35)
Ongoing Operating Expenses	$1,100	$1,017	$2,925	$3,028

Reconciliation of Net Income Attributable to Monsanto Company to Ongoing Net Income Attributable to Monsanto Company:  Ongoing net income attributable to Monsanto Company is defined as net income attributable to Monsanto Company excluding the cumulative after-tax impact of certain items we do not consider part of ongoing operations.

	Three Months Ended		Nine Months Ended
(in millions)	May 31, 2016	May 31, 2015	May 31, 2016	May 31, 2015
Net Income Attributable to Monsanto Company	$717	$1,141	$1,527	$2,809
Restructuring Charges	16	—	343	—
Environmental and Litigation Matters	16	40	28	40
SEC Settlement Matters	—	35	(4)	35
Income Tax Benefit(A)	(13)	(15)	(127)	(15)
Argentine-Related Tax Matters(B)	219	—	219	—
Income on Discontinued Operations, Net of Tax	—	—	(15)	(23)
Ongoing Net Income Attributable to Monsanto Company	$955	$1,201	$1,971	$2,846
(A)Income tax impact of non-GAAP adjustments is the summation of the calculation income tax (benefit) charge related to each non-GAAP non-income tax impact adjustment.  Income tax charge is calculated using the actual tax in effect during the period for the locality of the related non-GAAP adjustment. Item includes all non-GAAP adjustments except for Argentine-Related Tax Matters and Income on Discontinued Operations.
(B) Item is a net charge against tax expense.

Reconciliation of Free Cash Flow: Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release. With respect to the fiscal year 2016 free cash flow guidance, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year 2016	Nine Months Ended
	Guidance	May 31, 2016	May 31, 2015
Net Cash Provided (Required) by Operating Activities	$2,200-2,600	$415	$(30)
Net Cash Required by Investing Activities	(900)-(1,100)	(639)	(759)
Free Cash Flow	$1,300-1,500	(224)	(789)
Net Cash Required by Financing Activities	N/A	(2,233)	(143)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	(39)	(256)
Net Decrease in Cash and Cash Equivalents	N/A	(2,496)	(1,188)
Cash and Cash Equivalents at Beginning of Period	N/A	3,701	2,367
Cash and Cash Equivalents at End of Period	N/A	$1,205	$1,179